Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 9 to the Registration Statement (No. 333-154975) on Form S-11 of TNP Strategic Retail Trust, Inc., of our report, dated August 20, 2010, relating to our audit of the statement of revenues and certain expenses of the Waianae Mall Property, which appears in the statement of revenues and certain expenses in the Form 8-K/A of TNP Strategic Retail Trust, Inc. for the year ended December 31, 2009. We further consent to the reference to us under the heading “Experts” in the prospectus.

/s/ MCGLADREY & PULLEN, LLP

Irvine, California

March 1, 2012